U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2006

TIME WARNER TELECOM INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-30218	84-1500624
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10475 Park Meadows Drive, Littleton, Colorado 80124

(Address of principal executive offices; zip code)

(303) 566-1284

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement

On September 13, 2006, Time Warner Telecom Inc. (the “Company”), Time Warner Inc. and Time Warner Cable Inc. entered into a Trademark License Agreement (the “Agreement”) relating to the license of certain trademarks to the Company. The Agreement provides the Company an exclusive license to use “TW Telecom” and “TWTC” trademarks for its communications and related technology and services business in North America. The license is for an initial 25 year term with automatic 10 year renewal periods and is royalty free. The license is subject to automatic termination if certain changes of control occur and may be terminated by Time Warner Inc. with notice in the event of certain events, including uncured material breaches by the Company. The Company may not use the licensed trademarks in connection with certain services offered to residential customers in markets served by Time Warner Cable. The Agreement also subjects the Company to certain quality control provisions with respect to the licensed trademarks.

On September 13, 2006, the Company also executed a letter agreement with Time Warner Companies, Inc., Warner Communications Inc., TW/TAE, Inc., Advance/Newhouse Partnership, Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation (collectively, the “Stockholders”) requesting that the Company register the sale of up to 31,625,000 shares of Class A common stock of the Company (the “Offering”) pursuant to the terms of a stockholders’ agreement dated May 10, 1999, as amended (the “Stockholders’ Agreement”). In connection with this demand registration request, the Stockholders agreed to deliver a written consent of stockholders immediately prior to the closing of the Offering to amend and restate the restated certificate of incorporation of the Company to include provisions that the Company believes are more appropriate for a public company without controlling stockholders.

The amendments include provisions that:

•	eliminate, on the trigger date, the ability of stockholders holding a majority of the Company’s voting power and the ability of any director to call a special meeting of stockholders and instead provide that, from and after the trigger date, special meetings may be called only by the Company’s board of directors.

•	after the trigger date, subject to the terms of any preferred stock, stockholders may not act by written consent. The trigger date is the date on which the outstanding shares of Class B common stock of the Company represent less than 50% of the Company’s voting power.

•	after the date on which no holder of Class B common stock is entitled to designate any director nominees under the terms of the Stockholders’ Agreement, the number of directors comprising the Company’s board of directors will be as provided in the Company’s bylaws.

•	the Company will be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” as those terms are defined in that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder. This amendment will become effective after the outstanding shares of Class B common stock represent less than 10% of the Company’s voting power.

Also, the selling stockholders will consent to authorize the Company to amend its restated certificate of incorporation to change its name to “TW Telecom Inc.” prior to July 13, 2007, unless the Company has otherwise changed its corporate name and amended its restated certificate of incorporation to delete “Time Warner” from its name prior to such date. The Company has agreed that it will in any event effect a change in its corporate name (and an amendment of its restated certificate of incorporation) to delete “Time Warner” from its name prior to July 13, 2007.

As of August 31, 2006, Time Warner Inc., Advance Telecom Holdings Corporation, Newhouse Telecom Holdings Corporation and their respective subsidiaries collectively owned approximately 35.7% of the Company’s outstanding common stock and approximately 84.7% of the Company’s voting power. Under the Stockholders’ Agreement, four of the members of the board of directors of the Company currently are appointed by Time Warner Inc. and one member of the board of directors of the Company is appointed by Advance/Newhouse. As a result of the Offering, under the terms of the Stockholders’ Agreement, Time Warner Inc.’s board representation will decrease to two (and to one if the over-allotment option is exercised in full), and Advance/Newhouse will no longer be entitled to board representation.

ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Trademark License Agreement dated September 13, 2006 among the Company, Time Warner Inc. and Time Warner Cable Inc.

10.2	Letter Agreement dated September 13, 2006 among the Company, Time Warner Companies, Inc., Warner Communications Inc., TW/TAE, Inc., Advance/Newhouse Partnership, Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIME WARNER TELECOM INC.

Date: September 18, 2006	By:	/s/ Tina Davis
Tina Davis VP and Deputy General Counsel

Exhibit Index

No.	Description

10.1	Trademark License Agreement dated September 13, 2006 among the Company, Time Warner Inc. and Time Warner Cable Inc.

10.2	Letter Agreement dated September 13, 2006 among the Company, Time Warner Companies, Inc., Warner Communications Inc., TW/TAE, Inc., Advance/Newhouse Partnership, Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation.